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  The following pages contain the Financial Statement Schedules as specified by
                         12(a) of Part IV of Form 10-K.

                                  EXHIBIT 12(a)
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

                                                             YEAR ENDED
(THOUSANDS, EXCEPT RATIOS)              2004         2003        2002        2001       2000
----------------------------------   ---------    ---------   ---------   ---------   ---------
Fixed Charges

Interest and amortization of debt
  issuance costs on all
  indebtedness                       $  40,192    $  41,008   $  43,357   $  39,043   $  31,102
  Add interest element implicit in
  rentals                                3,557        3,807       3,040       3,724       1,923
                                     ---------    ---------   ---------   ---------   ---------
            Total fixed charges      $  43,749    $  44,815   $  46,397   $  42,767   $  33,025
Income
  Income before income taxes         $(107,516)   $  10,916   $  44,541   $  73,846   $ 146,903
  Add fixed charges                     43,749       44,815      46,397      42,767      33,025
                                     ---------    ---------   ---------   ---------   ---------
  Income before fixed charges and
  income taxes                       $ (63,767)   $  55,731   $  90,938   $ 116,613   $ 179,928
                                     =========    =========   =========   =========   =========
Ratio of earnings to fixed charges       (1.46)        1.24        1.96        2.73        5.45
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